Exhibit 99.2
Trinity Industries, Inc.
Earnings Release Conference Call – Q3 2026
October 29, 2026
Leigh Anne Mann
Vice President, Investor Relations
Thank you, operator. Good morning everyone. We appreciate you joining us for the Company’s third quarter 2026 financial results conference call.
Our prepared remarks will include comments from Jean Savage, Trinity’s Chief Executive Officer and President, and Eric Marchetto, the Company’s Chief Financial Officer. We will hold a Q&A session following the prepared remarks from our leaders.
During the call today, we will reference certain non-GAAP financial metrics. The reconciliations of the non-GAAP metrics to comparable GAAP measures are provided in the appendix of the quarterly investor slides, which are accessible on our investor relations website at www.trin.net. These slides are under the Events and Presentations portion of the website, along with the Third Quarter Earnings Conference Call event link.
A replay of today’s call will be available after 10:30 a.m. Eastern time through midnight on November 5th, 2026. Replay information is available under the Events and Presentations page on our Investor Relations website.
It is now my pleasure to turn the call over to Jean.
E. Jean Savage
Chief Executive Officer and President
Thank you, Leigh Anne, and good morning, everyone. We delivered a solid third quarter with momentum building across the business, and Trinity is well positioned as we move toward year end. Our leasing fundamentals remain strong. Our manufacturing volumes are improving. And our cash generation continues to support disciplined capital allocation. Our last twelve months Adjusted Return on Equity was 31.8%, helped by transaction gains and operational improvements.
I’ll start by walking you through what we’re seeing in the market. Macro dynamics are very supportive of future growth in railcar orders. We have seen year over year carload volume increase by 3%, and this is across a variety of categories. Scrap rates are also elevated, and the industry is on track to scrap approximately 40,000 railcars in 2026, well above expected new railcar production.

Railcars in storage continue to decline and currently stand at 18%, the lowest reading since May 2023. This metric measures the share of railcars that have not made a revenue move in 60 days or more. October also marked the seventeenth consecutive month of fleet contraction, a trend that continues across a wide variety of car types.
Against that backdrop, it is encouraging to see demand firming, with Trinity order rates up 40% quarter over quarter and inquiries remaining strong. We see the market from both sides: what customers order for new railcar deliveries, and about 20,000 lease renewals and 5,000 railcar assignments each year. That insight allows us to adjust rates as conditions evolve and continue to expand our spread over our cost of capital.
Segment Performance
I'll take you through both segments, starting with Leasing and Services.
Leasing and Services
Our Leasing and Services business performed well in the third quarter. Core leasing revenue was down year over year, reflecting a smaller consolidated fleet following the railcar partnership transactions we completed over the last year. That decrease was partially offset by higher rents, higher management fees, and the fleet investment we have made over the last year.
Our lease fleet utilization was 97%, and our renewal success rate was 89% with renewal rates 4.1% above expiring rates. The Future Lease Rate Differential, or FLRD, was essentially flat this quarter, driven by higher expiring rates and a less favorable renewal mix, largely the result of having repriced nearly our entire fleet into a higher-rate environment. Lease rates have not yet kept pace with asset values and inflation. We are focused on maximizing the yield on our assets, and the environment remains favorable for continued lease rate increases.
Our Leasing and Services segment operating margin of 34.2% reflects a higher percentage of segment activity coming from lower-margin businesses, such as maintenance and services, as those areas continue to grow.
Over the last few years, we have improved the performance of our maintenance network to navigate the increase in tank car compliance work. As this work moderates, we announced plans to repurpose our Jonesboro maintenance facility to a storage and mobile repair facility. Current and expected volumes can be efficiently supported across our remaining four facilities, which allows us to improve utilization across the network. Working with local and state resources, we are supporting our affected employees to help identify alternative opportunities.
Net fleet investment in the quarter was $115 million, bringing our year-to-date total to $241 million. The secondary market remains very active and strong, and we continue to participate as both a buyer and a seller.
I also want to highlight a small acquisition we completed in October. We acquired the assets of Rubber Lining Specialists, LLC, an Orange, Texas-based provider of specialized rubber lining, corrosion and abrasion protection, inspection, and repair services. This acquisition expands our capabilities in supporting and servicing rubber lined railcars.
Rail Products
In Rail Products, we are encouraged by the momentum in the market. We increased deliveries by 29% sequentially and still recorded a book-to-bill above 1.0x, with orders of 2,190 and deliveries of 2,030 in the quarter. We also completed 355 railcar conversions. Higher steel prices should support more conversions in the future.
Segment revenue reflects the higher delivery volumes. Segment margin in the quarter was 9.0%, which benefited from a gain on the sale of a portion of our Longview facility. Without the $13.4 million gain, segment margin would have been 5.1%, a significant step up from the second quarter. We continue to expect a full year segment margin between 5% and 6%. This business benefits from significant operating leverage, and we would expect to see the margin improve as volumes rise.
As we discussed last quarter, we are undertaking a large project to modernize and consolidate our Longview tank car facility. This project is ongoing and progressing well. It reflects our strategic decision made a year ago to expand our U.S. manufacturing footprint, a decision we especially value given today’s uncertain trade policy environment.
Conclusion
Before turning the call to Eric, I want to address the antidumping and countervailing duty petition filed by Union Tank Car, a wholly-owned subsidiary of Berkshire Hathaway Inc., with the U.S. Department of Commerce and the U.S. International Trade Commission, targeting imports of railway tank cars from Mexico.

Our Monclova, Mexico facility has been an integral part of our North American manufacturing network since 1998, and Trinity has also produced more than 73,000 tank cars in the United States over the last 15 years. Our U.S. and Mexico facilities produce high-quality tank cars to meet our customers’ needs. Trinity is a significant purchaser of American-made steel, which we ship to our facilities in Mexico for incorporation into the tank cars that Union Tank Car alleges to be dumped and subsidized. Our facilities serve customer demand across North America as part of a fully integrated supply chain. We disagree with the petition’s allegations and are vigorously defending our position, and we will fully cooperate with Commerce and the ITC as they complete their review of the facts.
Let me leave you with three points. First, our cash generation has let us grow the fleet, invest in our U.S. manufacturing footprint, and return capital to shareholders. Second, the market is tightening: orders are up, scrapping is running well ahead of new deliveries, and we believe 2026 is the cyclical low for industry deliveries. Third, we are focused on delivering for our customers across North America.
I want to take a moment to thank our team members for their hard work this quarter and for keeping customers first. Now, I’ll turn it over to Eric.
Eric R. Marchetto
Executive Vice President and Chief Financial Officer
Thank you, Jean, and good morning everyone.
Income Statement
Starting with the income statement, revenues were up 18% year over year, driven by an increase in external deliveries and a higher mix of external repairs in our maintenance business, partially offset by the reduction in the size of our consolidated lease fleet following the Napier Park transactions.
Operating profit was $96 million, down 19% from prior year. This was driven by lower gains on lease portfolio sales, higher SE&A expense, and the reduction in operating profit contribution from the partially-owned lease fleets as a result of the railcar partnership transactions. These reductions were partially offset by a $13.4 million gain on the sale of a manufacturing facility in the Rail Products Group.
Our tax rate in the third quarter was 29%, which was higher as a result of income taxes from our foreign operations, and third quarter EPS was $0.27, benefitted by higher external railcar deliveries and higher segment margin performance.

Our last twelve months Adjusted Return on Equity is 31.8%, above our target range. This metric benefited from the gains on the railcar partnership transactions, but it also reflects improving operational performance.
Cash Flow Statement
Moving to the cash flow statement, cash generation remains strong, with $243 million year-to-date. We continue to prioritize return of capital to our shareholders, and we paid our 250th consecutive dividend in the quarter. We were also opportunistic in the quarter, repurchasing 787,000 shares for $23 million. Year-to-date, we have returned $119 million to shareholders through dividends and share repurchases.
Net fleet investment in the third quarter was $115 million, with $169 million of fleet additions partially offset by proceeds of $54 million of leased railcar sales. We remained very active in the robust secondary market, both as a buyer and a seller. Year-to-date, net fleet investment totals $241 million.
We expect to complete the year ahead of our three-year target of $1.2 billion to $1.4 billion for cash generation, which includes cash from operations and gains on leased railcar sales. With one quarter remaining in the planning period, we have generated $1.4 billion of cash from operations and gains on railcar sales. This significant cash generation demonstrates the capabilities of our platform in a low railcar demand environment and also gives us flexibility in our capital allocation decisions.
Balance Sheet
Turning to our balance sheet, our loan-to-value on our wholly-owned fleet is 71.8%. We are comfortable at this level because the denominator is based on the net book value of our fleet, which is much lower than market value of our fleet. This is supported by our current lease fleet financing activity.
In October, we closed a new $350 million TRL-2026 term loan. Net proceeds from the transaction were used to redeem the outstanding Series 2019-2 Secured Railcar Equipment Notes of Trinity Rail Leasing 2019 LLC and to repay borrowings under TILC’s warehouse loan facility. We were happy with the execution of this refinancing and continue to see support from capital markets in a rising rate environment.
Jean mentioned the North American fleet is modestly contracting while rail traffic is growing across most car types, and this sets up an interesting dynamic for the future outlook of our business.

Railcars are long-lived assets that maintain their economic utility throughout the railcar life. Further to that, our fleet of 100,000 railcars with an average age of 15 years has similar utility as a fleet of new railcars. In other words, railcars are long-lived assets with low obsolescence.
Let me turn to lease rates. Since coming out of the Covid pandemic, we have repriced most of our fleet. As we move forward, we see an environment where there continues to be upward pressure on rail asset prices mainly as a result of higher input costs, namely steel. These asset prices coupled with rising interest rates will continue to push up lease rates on new railcars. The combination of all of these factors make us very bullish that lease rates will continue to increase from current rates.
Guidance
Now I’d like to share our outlook and guidance for the remainder of the year.
We expect the industry to deliver below 25,000 railcars in 2026. With one quarter remaining, the industry has delivered 16,000 railcars this year. While we are not providing formal guidance for 2027, we expect 2026 to be the cyclical low point for industry deliveries.
We expect to complete the year with net fleet investment in the range of $300 million to $350 million. Notably, this quarter we achieved our three-year target for net lease fleet investment of $750 million to $1 billion, which we introduced at our 2024 Investor Day.
We expect manufacturing capital expenditures in the range of $55 million to $65 million, unchanged from last quarter.
And finally, we are holding our full year EPS guidance of $2.20 to $2.40. We have seen opportunities in the secondary market and are increasing our secondary market railcar gains expectations for the year to a range of $180 million to $200 million, reflecting higher expected cash gains in the fourth quarter than we have seen this year. In the fourth quarter, we expect to see higher external deliveries to meet customer commitments.
To summarize, we generated strong cash flow, achieved our three-year net fleet investment and cash flow targets, and continued to strengthen our balance sheet. Our ability to execute in a slow new railcar market gives us conviction that this platform is built to deliver stronger performance as the market recovers. Our capital allocation priorities are unchanged: disciplined fleet investment, active portfolio management, and return of capital to shareholders. Operator, we are now ready for our first question.

E. Jean Savage
Chief Executive Officer and President
Thank you for joining us today. As you have heard from our comments today, our third quarter reflects a business positioned for growth with momentum building. Our leasing platform continues to perform, our manufacturing volumes are improving, and we believe 2026 will mark the cyclical low for industry deliveries. We appreciate your support and look forward to updating you next quarter where we will provide guidance for 2027.